              UNAUDITED CONDENSED COMBINED CONSOLIDATED PRO FORMA
                                 FINANCIAL DATA

     The following tables present our unaudited condensed combined consolidated pro forma financial data for the fiscal year ended December 27, 2003 and the three months ended March 27, 2004, and our pro forma as adjusted balance sheet as of March 27, 2004. The unaudited condensed combined consolidated pro forma statements of operations data for the fiscal year ended December 27, 2003, in the table below entitled "For the Year Ended December 27, 2003 -- Pro Forma for 2003 Acquisitions," combines the consolidated statement of operations of Phoenix Footwear for the fiscal year ended December 27, 2003 with:

     - the unaudited statement of income of Royal Robbins, and

     - the unaudited statement of operations of H.S. Trask,

in each case for the periods from January 1, 2003 through the respective dates of the acquisitions.

     The unaudited condensed combined consolidated pro forma statements of operations data for the fiscal year ended December 27, 2003, in the table below entitled "For the Year Ended December 27, 2003 -- Pro Forma for 2003 Acquisitions, Altama Acquisition and the Offering," combine the consolidated statement of operations of Phoenix Footwear for the fiscal year ended December 27, 2003 with:

     - the unaudited statement of income of Royal Robbins and the unaudited statement of operations of H.S. Trask, in each case for the periods from January 1, 2003 through the respective dates of the acquisitions; and

     - the audited statement of operations for Altama for its fiscal year ended September 27, 2003.

     The pro forma financial data for the three months ended March 27, 2004, in the table below entitled "As of and for the Three Months Ended March 27, 2004 -- Pro Forma for Altama Acquisition and the Offering", combines the unaudited balance sheet and statement of operations of Phoenix Footwear as of and for the three months ended March 27, 2004 with the unaudited balance sheet and statement of income of Altama as of and for the three months ended April 3, 2004. Certain reclassifications have been made to conform Royal Robbins' and H.S. Trask's historical and pro forma amounts to Phoenix Footwear's financial statement presentation.

     We completed our acquisition of H.S. Trask & Co. on August 7, 2003. Our wholly-owned subsidiary, PFG Acquisition, Inc., purchased approximately 94% of the outstanding preferred stock of H.S. Trask in a cash tender offer for a price of $2.6 million on August 6, 2003. We then purchased the remaining preferred stock and all the common stock of H.S. Trask through a merger effected on August 7, 2003 between H.S. Trask and PFG Acquisition, Inc., in exchange for 699,980 shares of our common stock valued at $3.2 million, and additional cash consideration of $295,817. We also incurred $300,000 in acquisition related expenses. There were no significant differences between our accounting policies and those of H.S. Trask.

     We acquired all of the outstanding capital stock of Royal Robbins, Inc. on October 31, 2003. The stock was owned by three family trusts controlled by Royal Robbins' Chairman and Chief Executive Officer, Dan J. Costa, and his immediately family. The purchase price for the stock was $6.8 million, payable in cash and 71,889 shares of our common stock valued at $500,000, and $300,000 in acquisition related expenses, plus potential earnout cash payments of 25% of Royal Robbins' gross profit over its next two fiscal years ending May 31, 2004 and 2005, respectively, so long as minimum thresholds are achieved by the acquired business for each of these fiscal years.

     On June 15, 2004, we entered into a definitive stock purchase agreement to acquire all of the outstanding capital stock of Altama Delta Corporation. We have agreed to pay a purchase price of $39.0 million, plus a contingent earnout payment of $2.0 million. Payment of the purchase price at closing is to be made by delivery of $36.5 million in cash, and shares of our common stock valued at $2.5 million based on the average closing price during the 20-day trading period ending on the second-to-last day prior to the acquisition. We currently expect to pay the cash portion of the purchase price with the net proceeds from this offering, a $10.0 million term loan and approximately $1.6 million in new borrowings under our revolving line of credit. We have also agreed to pay Altama's sole shareholder, Chairman and Chief Executive Officer, W. Whitlow Wyatt,

$2.0 million in consideration for a five-year covenant-not-to-compete and other restrictive covenants, and an annual consulting fee of $100,000 under a two-year consulting agreement. The cash portion of the purchase price is subject to adjustment in the amount of distributions in excess of 39.6% of Altama's net operating profits and the book value of distributions of Altama's real and related personal property located in Kiawah Island, South Carolina, and for any net amount Altama receives from a price adjustment claim it has made with the DoD.

     The unaudited condensed combined consolidated pro forma statement of operations is based on estimates and assumptions. These estimates and assumptions have been made solely for purposes of developing this pro forma information, which is presented for illustrative purposes only and is not necessarily indicative of the combined statements of operations or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The pro forma financial statements do not include any adjustments related to any restructuring charges, profit improvements, potential costs savings, or one-time charges which may result from these transactions or the final result of valuations of inventories, property, plant and equipment, intangible assets, debt and other obligations. The information below does not include cost savings and operational synergies that we expect to achieve upon fully consolidating these acquisitions.

     This information should be read together with the audited and unaudited historical financial statements for us, Royal Robbins, H.S. Trask and Altama included in this prospectus. It should also be read with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

    FOR THE YEAR ENDED DECEMBER 27, 2003 -- PRO FORMA FOR 2003 ACQUISITIONS

                                                      ROYAL ROBBINS      H.S. TRASK
                                                     ---------------   ---------------
                                                       PERIOD FROM       PERIOD FROM                       PRO FORMA
                                                     JANUARY 1, 2003   JANUARY 1, 2003                      PHOENIX
                                                           TO                TO                           FOOTWEAR AND
                                                       OCTOBER 31,        AUGUST 7,       PRO FORMA           2003
                              PHOENIX FOOTWEAR(1)        2003(2)            2003         ADJUSTMENTS      ACQUISITIONS
                              --------------------   ---------------   ---------------   -----------     --------------
                                                   (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
  Net sales.................       $   39,077            $15,010           $4,971               --         $   59,058
  Cost of goods sold........           22,457              7,411            2,994               --             32,862
                                   ----------            -------           ------         --------         ----------
  Gross profit..............           16,620              7,599            1,977               --             26,196
  Operating expenses:
    Selling, general and
      administrative
      expenses..............           12,696              5,864            2,258         $    149(3)          20,967
    Other expense, net......            1,377                 --               --               --              1,377
                                   ----------            -------           ------         --------         ----------
      Total operating
         expenses...........           14,073              5,864            2,258              149             22,344
                                   ----------            -------           ------         --------         ----------
  Operating income (loss)...            2,547              1,735             (281)            (149)             3,852
  Interest expense..........              620                138               19              221(4)             998
                                   ----------            -------           ------         --------         ----------
  Earnings (loss) before
    income taxes............            1,927              1,597             (300)            (370)             2,854
  Income tax expense
    (benefit)...............              986                612              (64)            (148)(5)          1,386
                                   ----------            -------           ------         --------         ----------
  Net earnings (loss).......       $      941            $   985           $ (236)        $   (222)        $    1,468
                                   ==========            =======           ======         ========         ==========
  Net earnings per share
    Basic...................       $     0.24                                                              $     0.33
    Diluted.................       $     0.22                                                              $     0.30
  Weighted average number of
    shares used in per share
    calculations
    Basic...................        3,963,382                                              486,466(6)       4,452,848
    Diluted.................        4,350,132                                              489,466          4,839,598

    FOR THE YEAR ENDED DECEMBER 27, 2003 -- PRO FORMA FOR 2003 ACQUISITIONS,
                      ALTAMA ACQUISITION AND THE OFFERING

                                                                                               Pro Forma Phoenix
                                       PRO FORMA               Altama                            Footwear 2003
                                    PHOENIX FOOTWEAR         Year ended                       Acquisitions, Altama
                                          AND              September 27,       Pro Forma        Acquisition and
                                  2003 ACQUISITIONS(7)          2003          Adjustments         the Offering
                                  --------------------   ------------------   -----------     --------------------
                                                  (in thousands, except share and per share data)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
  Net sales.....................       $   59,058             $31,583                 --           $   90,641
  Cost of goods sold............           32,862              23,832         $     (247)(8)           56,447
                                       ----------             -------         ----------           ----------
  Gross profit..................           26,196               7,751                247               34,194
  Operating expenses:
    Selling, general and
      administrative expenses...           20,967               4,215               (690)(9)           24,492
    Other (income) expense,
      net.......................            1,377                (901)               901(10)            1,377
                                       ----------             -------         ----------           ----------
      Total operating
         expenses...............           22,344               3,314                211               25,869
                                       ----------             -------         ----------           ----------
  Operating income..............            3,852               4,437                 36                8,325
  Interest expense..............              998                 135                435(11)            1,568
                                       ----------             -------         ----------           ----------
  Earnings (loss) before income
    taxes.......................            2,854               4,302               (399)               6,757
  Income tax expense
    (benefit)...................            1,386               1,529               (168)(5)            2,747
                                       ----------             -------         ----------           ----------
  Net earnings (loss)...........       $    1,468             $ 2,773         $     (231)          $    4,010
                                       ==========             =======         ==========           ==========
  Net earnings per share
    Basic.......................       $     0.33                                                  $     0.56
    Diluted.....................       $     0.30                                                  $     0.53
  Weighted average number of
    shares used in per share
    calculations
    Basic.......................        4,452,848                              2,709,907(12)        7,162,755
    Diluted.....................        4,839,598                              2,709,907            7,549,505

      AS OF AND FOR THE THREE MONTHS ENDED MARCH 27, 2004 -- PRO FORMA FOR
                      ALTAMA ACQUISITION AND THE OFFERING

                                   PHOENIX FOOTWEAR       ALTAMA
                                     THREE MONTHS      THREE MONTHS                       THREE MONTHS
                                   ENDED MARCH 27,    ENDED APRIL 3,      PRO FORMA      ENDED MARCH 27,
                                         2004            2004(13)        ADJUSTMENTS     2004 PRO FORMA
                                   ----------------   --------------     -----------     ---------------
                                              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
  Net sales......................     $   18,638         $12,004         $       --        $   30,642
  Cost of goods sold.............         10,492           8,502                 --            18,994
                                      ----------         -------         ----------        ----------
  Gross profit...................          8,146           3,502                 --            11,648
  Operating expenses:
     Selling, general and
       administrative expenses...          5,811             968                219(14)         6,998
     Other (income) expense,
       net.......................             34            (152)               152(10)            34
                                      ----------         -------         ----------        ----------
       Total operating
          expenses...............          5,845             816                371             7,032
                                      ----------         -------         ----------        ----------
  Operating income...............          2,301           2,686               (371)            4,616
  Interest expense...............            170              37                116(11)           323
                                      ----------         -------         ----------        ----------
  Earnings (loss) before income
     taxes.......................          2,131           2,649               (487)            4,293
  Income tax expense (benefit)...            895             255               (205)(5)(15)          945
                                      ----------         -------         ----------        ----------
  Net earnings...................     $    1,236         $ 2,394         $     (282)       $    3,348
                                      ==========         =======         ==========        ==========
  Net earnings per share
     Basic.......................     $     0.27                                           $     0.46
     Diluted.....................     $     0.24                                           $     0.43
  Weighted average number of
     shares used in per share
     calculations
     Basic.......................      4,533,466                          2,709,907(12)     7,243,373
     Diluted.....................      5,108,598                          2,709,907         7,818,505

                                                                                              PRO FORMA
                                         PHOENIX         ALTAMA AS OF                      PHOENIX FOOTWEAR
                                      FOOTWEAR AS OF       APRIL 3,         PRO FORMA    ALTAMA AND OFFERING
                                      MARCH 27, 2004       2004(13)        ADJUSTMENTS   AS OF MARCH 27, 2004
                                      --------------   -----------------   -----------   --------------------
CONSOLIDATED PRO FORMA BALANCE SHEET
  DATA:
  Cash..............................     $    --            $    20          $    --           $    20
  Working capital...................      17,598              5,346             (448)           22,496
  Total assets......................      41,967             15,535           35,517            93,019
  Contingent liability -- earnout...       1,942                 --            2,000             3,942
  Total bank debt...................      13,954              3,552            8,082            25,588
  Total stockholders' equity........      17,062              7,518           23,435            48,015

---------------

(1) The net amount of $1,377,000 in "Other (income) expense, net," consists primarily of $394,000 of non-capitalized acquisition expenses, $354,000 associated with the relocation of our corporate offices from Old Town, Maine to Carlsbad, California, litigation costs and expenses totaling $733,000 associated with the dissenting stockholders appraisal proceeding resulting from our fiscal 2000 acquisition of Penobscot Shoe Company and a write-off of non-trade receivables of $163,000. These amounts were partially offset by an excise tax refund totaling $285,000, which was not taxable, associated with the fiscal 2001 termination of the Penobscot pension plan. "Interest expense" includes $376,000, of interest expense related to the settlement of the dissenting stockholders' appraisal proceeding.

(2) The pro forma results for Royal Robbins give effect as of January 1, 2003 to the disposition by Royal Robbins of its 5.11, Inc. tactical clothing line business which occurred in June 2003, prior to our acquisition of Royal Robbins.

(3) Represents $149,000 of intangible asset amortization that would have been recorded for the pro forma periods with respect to the customer lists, non-compete agreements and websites obtained in connection with the Trask and Royal Robbins acquisitions. These intangible assets were amortized over their weighted average useful life. In making this pro forma calculation, we ascribed a value to the Trask and Royal Robbins intangible assets of $794,000 and $1,031,000, respectively.

(4) Represents pro forma interest expense on acquisition debt of approximately $9.0 million as if the debt was outstanding throughout the pro forma periods indicated, at an assumed interest rate of 4%.

(5) Based on a 42% effective tax rate, which assumes our current operations, corporate structure and asset base remain constant.

(6) Represents 699,980 shares issued in the H.S. Trask acquisition, 71,889 shares issued in connection with the Royal Robbins acquisition on a weighted average basis for the periods from January 1, 2003 through the respective acquisition dates.

(7) The net amount of $1,377,000 in "Other (income) expense, net," consists primarily of $394,000, or $0.03 per pro forma diluted share, of non-capitalized acquisition expenses, $354,000, or $0.03 per pro forma diluted share, associated with the relocation of our corporate offices from Old Town, Maine to Carlsbad, California, litigation costs and expenses totaling $733,000, or $0.10 per diluted pro forma share, associated with the dissenting stockholders appraisal proceeding resulting from our fiscal 2000 acquisition of Penobscot Shoe Company and a write-off of non-trade receivables of $163,000, or $0.01 per pro forma diluted share. These amounts were partially offset by an excise tax refund totaling $285,000, or $0.04 per pro forma diluted share, which was not taxable, associated with the fiscal 2001 termination of the Penobscot pension plan. "Interest expense" includes $376,000, or $0.03 per pro forma diluted share, of interest expense related to the settlement of the dissenting stockholders' appraisal proceeding. On an aggregate basis, these amounts reduced our fiscal 2003 per pro forma diluted share earnings by $0.16.

(8) Represents nonrecurring manufacturing and indirect expenses related to discontinued employee benefits and workers compensation of $106,000, former executive severance of $80,000 and nonrecurring manufacturing expenses of approximately $61,000 which we do not expect that Altama will incur following the acquisition.

(9) The pro forma adjustments to selling, general and administrative expenses are comprised of $1,715,000 non-recurring expenses which we do not expect that Altama will incur as operating expenses following the acquisition offset by $300,000 of pro forma executive compensation expenses for Altama going forward, and $725,000 of pro forma intangible asset amortization for this period. The 1,715,000 of nonrecurring general and administrative expenses are comprised of $1,559,000 related to salary and bonus paid to Altama's sole shareholder, $92,000 of discontinued employee benefits and $64,000 of other nonrecurring private company expenses. The $300,000 of pro forma executive compensation expenses are comprised of $200,000 in pro forma salary expense for Altama's president and $100,000 to be paid to Mr. Wyatt under his consulting agreement. The pro forma intangible asset amortization of $725,000 is based on management's preliminary estimate of the fair value of Altama's assets and liabilities. $28.3 million, or 80% of the excess purchase price over the net book value, is allocated to goodwill and other unamortizable intangible assets. $7.2 million, or 20% of the excess purchase price over the net book value, is allocated to other identifiable intangibles and is amortized over an estimated weighted average of 10 years. These intangible asset amounts are estimates as the final allocation between goodwill, unamortizable intangibles and intangible assets will be based upon a third party appraisal or other appropriate allocation method.

(10) Represents the nonrecurring net investment security gains of $901,000 and $152,000 recognized by Altama for the fiscal year ended December 27, 2003 and quarter ended March 27, 2004, respectively, which we do not expect that Altama will incur as other income following the acquisition.

(11) We expect to fund a portion of the purchase price for Altama with $11.6 million in new debt under our proposed amended credit facility, comprised of a new $10.0 million term loan and $1.6 million in increased borrowings under our revolving credit facility. We also expect to refinance Altama's funded indebtedness, which as of April 3, 2004 was $3.5 million, with the increased borrowings from our revolving credit facility. The proposed new term loan calls for monthly principal payments due of $166,667. Pro forma interest expense related to this new debt of $435,000 and $116,000 for the fiscal year ended December 27, 2003 and quarter ended March 27, 2004, respectively, was computed assuming a 4% interest rate.

(12) Represents 2,500,000 shares of common stock issued in the public offering and 209,907 shares which we estimate we will issue in payment of $2.5 million of the purchase price due Altama's sole stockholder.

(13) Altama's financial data for this column are as of and for its second quarter ended April 3, 2004 and are combined with our first quarter financial data. Although these pro forma results combine different fiscal quarters, we believe that this combination provides useful information to investors because of the similar calendar quarters presented. Additionally, we do not believe that there were any material differences between Altama's first and second quarter financial data. For the three months ended January 3, 2004, Altama had $10.5 million in net sales and $2.0 million in net earnings.

(14) The pro forma adjustments to selling, general and administrative expenses are comprised of $181,000 of pro forma intangible asset amortization (see
     Note 9 above for a description of the calculation for this amount), pro forma salary expense of $13,000 for Altama's president and $25,000 to be paid to Mr. Wyatt under his consulting agreement.

(15) Effective October 1, 2003, Altama elected to be taxed as an S corporation under the provisions of the Internal Revenue Code. Altama continues to be subject to income tax in jurisdictions which do not recognize S corporation status. As a result, Altama has provided a tax provision for these jurisdictions. In addition, Altama is subject to federal income taxes on the disposal of assets with built-in gains as of the effective date of the S corporation election. The income tax provision for the three months ended April 3, 2004 includes an amount for estimated built-in gains taxes on assets disposed of during the period.